Exhibit 99.1

RAINMAKER ANNOUNCES ADDITIONAL COST REDUCTIONS

Committed to Goal of Reaching Positive Cash Flow in Q109

Campbell, Calif., November 11, 2008 – Rainmaker Systems, Inc. (NASDAQ: RMKR), a leading provider of sales and marketing solutions combining hosted application software and execution services, today announced plans for additional cost reductions, increasing its goal of cost savings to a total of $11 million annually. The Company implemented cost reductions in October of $5 million annually and these additional actions are intended to accelerate the Company’s plans to achieve positive cash flow, moving the expectation up to the first quarter of 2009.

Rainmaker CEO Michael Silton commented, “We are focused on returning to positive cash flow in the first quarter of 2009, and to achieve this goal we are announcing our plans for additional cost cuts to be implemented by the end of the year. These actions are in addition to the previously announced cost reductions we implemented in October 2008. We are implementing these cost reductions in a planned and expeditious manner to ensure that our clients continue to receive excellent support, while at the same time achieving the desired reduction in our cost structure to achieve positive cash flow as quickly as possible. Our business model has shown the ability to generate strong cash flow. We believe that we have a strong balance sheet to weather the current economy, as we ended September 2008 with $23.2 million in cash and only $3 million in debt. We have a substantial base of industry leading customers that continue to look to Rainmaker for our revenue delivery solutions.”

Rainmaker has previously demonstrated the ability to achieve positive cash flow, generating approximately $10.5 million of operating cash flow in fiscal 2006. In addition, the Company is now ending its recent cycle of increased investment in capital spending. Rainmaker’s capital spending will be significantly lower going forward, at a level closer to that in fiscal 2006, averaging less than $500,000 per quarter.

Rainmaker is also reiterating its previously provided annual revenue guidance of $67 million to $69 million for 2008.

About Rainmaker

Rainmaker Systems, Inc. delivers sales and marketing solutions, combining hosted application software and execution services designed to drive more revenue for our clients. Our Revenue Delivery Platform(SM) combines proprietary, on-demand application software and advanced analytics with specialized sales and marketing execution services. Rainmaker clients include large enterprises in a range of industries, including computer hardware and software, telecommunications, and financial services industries. For more information, visit www.rmkr.com or call 800-631-1545.

NOTE: Rainmaker Systems, the Rainmaker logo, and Sunset Direct are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events. These forward-looking statements are based on information available to Rainmaker as of this date and they assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from current expectations. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that we are currently dependent on a few significant client relationships, our ability to expand our channel hosted contract solution and drive adoption of this solution by resellers, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation and/or realignment of some client relationships, the financial condition of our clients’ businesses, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q.

CONTACT:
Steve Valenzuela	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
Rainmaker Systems, Inc.	MKR Group, Inc.
(408) 626-2439	(323) 468-2300
stevev@rmkr.com	rmkr@mkr-group.com